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                                   EXHIBIT 21

                                  SUBSIDIARIES


Name:  Catalyst WMS International Limited
Jurisdiction of Incorporation:  United Kingdom
Status:  Active and in Good Standing


Name:  Catalyst do Brasil Distribuidora de Software Ltda.
Jurisdiction of Incorporation: Brazil
Status: Active